Exhibit 5.1

February 13, 2013

Miller Energy Resources, Inc.

9721 Cogdill Road, Suite 302

Knoxville, TN 37932

Re:	Issuance of Securities of Miller Energy Resources, Inc.

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your filing a prospectus supplement to the shelf registration statement on Form S-3, File No. 333-183750 (the “Registration Statement”), relating to the offering of shares of the Company’s 10.75% Series C Cumulative Redeemable Preferred Stock, $.0001 par value per share (the “Preferred Stock”), to be issued pursuant to an underwritten public offering.

In furnishing this opinion, we have examined copies of the Registration Statement, your Amended and Restated Charter and By-Laws, as amended to date, and the minutes of the meeting of the Board of Directors authorizing the issuance of the Preferred Stock. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements of your officers and representatives and others.

Our opinion herein is limited to the laws of the State of New York and the federal laws of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws. We are not members of the Bar of the State of Tennessee, and as to specific applications regarding Tennessee law and the Tennessee Business Corporation Act we have relied on the supporting opinion of Anna E. Corcoran, Esq., the Assistant General Counsel of the Company and a member of the Bar of the State of Tennessee, which is attached hereto as Exhibit A.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof,

  The Preferred Stock has been duly authorized by all necessary corporate action of the Company and when the shares of Preferred Stock have been issued, delivered and paid for, such shares of Preferred Stock will be legally issued, fully paid and nonassessable; and

  Shares of the Company’s common stock that are issuable upon conversion of the Preferred Stock in accordance with the Company’s Charter will be legally issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the prospectus supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm in the prospectus supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LeClairRyan, A Professional Corporation

EXHIBIT A

OPINION OF ANNA EAST CORCORAN, ESQ.

Anna E. Corcoran, Esq.
Assistant General Counsel
Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
O: (865) 223-6575
F: (865) 691-8209 acorcoran@millerenergyresources.com

February 13, 2013

One Riverfront Plaza
1037 Raymond Boulevard, Sixteenth Floor
Newark, New Jersey 07102

Re:	Miller Energy Resources, Inc., a Tennessee corporation (the “Company”)

Ladies and Gentlemen:

I am Assistant General Counsel of Miller Energy Resources, Inc., a Tennessee corporation. This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the issuance of 625,000 shares of the Company’s 10.75% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”). Shares of the Series C Preferred Stock are being offered and sold pursuant to a preliminary prospectus supplement, dated February 11, 2013 (the “Preliminary Prospectus”), a final prospectus supplement dated February 13, 2013 (the “Final Prospectus” and together with the Preliminary Prospectus, the “Prospectus”), and the Company’s registration statement on Form S-3 (Registration No. 333-183750) which was declared effective by the Securities and Exchange Commission on September 18, 2012 (the “Registration Statement”). I am rendering this supplemental opinion in connection with the Final Prospectus to be filed on the date of this letter. The Final Prospectus relates to the offering by the Company of 625,000 shares of the Series C Preferred Stock in an underwritten public offering, which Series C Preferred Stock is covered by the Registration Statement and Prospectus. I understand that the Series C Preferred Stock is to be offered and sold in the manner set forth in the Registration Statement and the Final Prospectus.

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Charter, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Shares of the Series C Preferred Stock; (c) the Shares of Series C Preferred Stock and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Shares of Series C Preferred Stock were or are to be issued; and (e) such other matters of law as I have deemed necessary for the expression of the opinion herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

LeClairRyan, A Professional Corporation

February 13, 2013

Based upon and subject to the foregoing, I am of the opinion that:

1.                   The Shares of Series C Preferred Stock have been duly authorized and, when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be legally issued, fully paid and non-assessable.

2.                   The Shares of the Company’s Common Stock that are issuable upon conversion of the Series C Preferred Stock in accordance with the Company’s Charter, as amended, will be legally issued, fully paid, and non-assessable.

I express no opinion as to matters governed by or the laws of any jurisdiction other than the Tennessee Code, the laws of the State of Tennessee and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter has been prepared solely for your use in connection with the opinion letter given by your firm in connection with the filing of the Final Prospectus on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to your opinion and to the Company’s Current Report on Form 8-K and to the use of my name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Anna East Corcoran

Anna East Corcoran, Esq.